Exhibit 99.1

Security Bank Corporation Completes Acquisition of Homestead Bank

Macon, GA. July 31, 2006 (PR Newswire) – Security Bank Corporation (NASDAQ: SBKC) announced today it has completed the acquisition of Homestead Bank, a community bank with approximately $287 million in total assets located in Suwanee, Georgia. Originally announced in April 2006, the acquisition was approved overwhelmingly by Homestead Bank’s shareholders on July 26, 2006 and has also received final regulatory approval. The name of Homestead Bank will become Security Bank of Gwinnett County.

Heyward Horton, President and Chief Executive Officer of Homestead Bank, stated, “We look forward to becoming part of the Security Bank team. We’ll continue to provide that personal banking touch that has made us successful in the past and we’re enthusiastic about teaming with a bank that has been built upon the premise that decisions affecting customers are best made at the local level.”

Rett Walker, President and Chief Executive Officer of Security Bank Corporation, said the addition of Homestead Bank fits the strategic plan for north metropolitan Atlanta. “Homestead brings to our Company a strong market presence in the booming Gwinnett County market. We are very excited to have Heyward Horton and the entire Homestead team joining our organization and look forward to having them help us build value together for our shareholders” Walker said.

With the addition of Homestead Bank, Security Bank now serves customers through 21 banking offices in North Metro Atlanta, Middle and Coastal Georgia. Security Bank Corporation’s assets, on a pro forma basis including the assets of Homestead Bank, are approximately $2.3 billion.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Security Bank Corporation operates 5 community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates a mortgage subsidiary, Fairfield Financial Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.”

Investor contact:

Rett Walker, Chief Executive Officer, at (478) 722-6220 or Jim McLemore, Chief Financial Officer, at (478) 722-6243

Media contact:

Tom Woodbery, (478) 722-6117 or woodbery@securitybank.net